    As filed with the Securities and Exchange Commission on January 17, 1996
                                                      Registration No. 33-60035


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    --------


                        POST-EFFECTIVE AMENDMENT NO. 1

                                      TO


                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                    --------

                      Pollution Research and Control Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                   California
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   95-2746949
                      ------------------------------------
                      (I.R.S. Employer Identification No.)

                 506 Paula Avenue, Glendale, California  91201
                                 (818) 247-7601
        -------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Albert E. Gosselin, Jr.
                 506 Paula Avenue, Glendale, California  91201
                                 (818) 247-7601
          ---------------------------------------------------------
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all correspondence to:


                              PATRICIA CUDD, ESQ.
                           Patricia Cudd & Associates
                      50 South Steele Street, Suite #222
                            Denver, Colorado 80209
                           Telephone:  (303) 394-2197


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.  [   ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

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 Page 2 of 90 pages contained in the sequential numbering system; the Exhibit
       Index may be found on page 24 of the sequential numbering system.


                      DOCUMENTS INCORPORATED BY REFERENCE:
Certain exhibits to this Registration Statement on Form S-3 as set forth in the
Exhibit Index located at page E-1.

                                   PROSPECTUS

                 2,750,998 SHARES OF COMMON STOCK, NO PAR VALUE


                      POLLUTION RESEARCH AND CONTROL CORP.
                                   ________


         This Prospectus relates to an aggregate of 2,750,998 shares of common stock, no par value per share (the "Common Stock"), underlying the outstanding warrants (collectively, the "Warrants") and options (collectively, the "Options") of Pollution Research and Control Corp. (the "Company") which may be issued upon exercise by the holders of all of the Warrants and Options on or prior to the various expiration dates thereof commencing on March 29, 1996, through May 28, 2001. The Warrants and the Options are exercisable to purchase a total of 2,170,998 shares and 580,000 shares of Common Stock, respectively. Information regarding the holders of the Warrants and Options and the circumstances under which they may exercise their respective Warrants or Options so as to acquire the underlying shares of Common Stock are set forth herein under "Description of Securities."



         The Warrants are exercisable by the holders thereof at prices ranging from $1.70 to $2.00 and the Options are exercisable by the holders thereof at prices in a range from $.55 to $1.38. The Warrants and Options were issued by the Company on various dates commencing in July 1989 through June 1995. The exercise periods of Warrants which expired prior to March 29, 1996, exercisable to purchase 2,105,998 shares of Common Stock, have been extended through March 29, 1996. After the exercise of the Warrants and the Options, the shares of Common Stock may be offered and sold to the public from time to time by the holders of Warrants or Options who exercise such Warrants or Options (the "Selling Shareholders"), or by pledgees, donees, transferees or other successors to the Selling Shareholders, in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at prices then prevailing on the NASDAQ SmallCap Market System at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required at the time of a particular offer of Common Stock by the Selling Shareholders, a supplement to this Prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.


         The Selling Shareholders reserve the sole right to accept and, together with any agent of the Selling Shareholders, to reject in whole or in part any proposed purchase of the shares of Common Stock. The Selling Shareholders will pay any sales commissions or other seller's compensation applicable to such transactions. The Selling Shareholders and agents who execute orders on their behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. (See "Plan of Distribution.") This Prospectus also covers such additional shares of Common Stock as may be issuable to the Selling Shareholders in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock.


         The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. Prior to such sale of Common Stock, however, the Company will have received up to a maximum of $3,797,497 ($1.70 to $2.00 per share) from the exercise of the Warrants and up to a maximum of $405,300 ($.55 to $1.38 per share) from the exercise of the Options referred to above. If all of the Warrants and Options are exercised on or before their respective expiration dates on March 29, 1996, through May 28, 2001, the Company would receive gross proceeds aggregating $4,202,797 in cash.


         The Company has agreed to pay all costs of the registration of the shares of Common Stock underlying the Warrants and Options. Such costs, fees and disbursements are estimated to be approximately $28,897.

         SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SHARES OF COMMON STOCK.


         The Company's Common Stock and Warrants are traded over-the-counter and are quoted on the NASDAQ SmallCap Market System under the symbols "PRCC" and "PRCCW." On December 19, 1995, the last sale price of the Common Stock on the NASDAQ SmallCap Market System was $.63 and the last sale price for the Warrants was $.03.


                                  __________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                                  __________


               The date of this Prospectus is January   , 1996.

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .  . .     5
Incorporation of Certain Documents by Reference . . . . . . . . . . . . .  . .     5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .     6
The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .     6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .     7
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .     7
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .  . .    12
Market Information  . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .    13
Description of Securities . . . . . . . . . . . . . . . . . . . . . . . .  . .    14
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .    17
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . .    17



                             AVAILABLE INFORMATION

         The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission by the Company may be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal offices in Washington, D.C., set forth above. Additional information with respect to this offering may be provided in the future by means of supplements or "stickers" to the Prospectus.

         The Company has filed a Registration Statement on Form S-3 (including all amendments and supplements thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the shares of Common Stock underlying the Warrants and Options offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the Exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of such documents are not necessarily complete and, in each instance, reference is made to the Registration Statement or to the copy of such document filed as an Exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement and the Exhibits thereto can be obtained upon payment of a fee prescribed by the Commission or may be inspected free of charge at the public reference facilities and regional offices referred to above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994, and the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1995, which were previously filed with the Commission (File No. 0-14266), are incorporated by reference in this Prospectus and the Registration Statement of which it is a part.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the shares of Common Stock, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or verbal request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests should be addressed to: Secretary, Pollution Research and Control Corp., 506 Paula Avenue, Glendale, California 91201; telephone number (818) 247-7601.

                                  THE COMPANY

         The Company primarily designs, manufactures and markets electronic analytical instruments used to detect and measure various types of air pollution, such as "acid rain," "ozone depletion" and "smog episodes" through its wholly-owned subsidiary, Dasibi Environmental Corp. The Company's products are generally used to measure air pollution levels in geographic areas which range in size from small industrial sites to entire states or countries. The Company also supplies computer-controlled calibration systems that verify the accuracy of its instruments, data loggers to collect and manage pollutant information and final reporting software for remote centralized applications. The Company's instruments have been sold during the past three years to over 300 customers worldwide, including industrial manufacturers; federal, state, city, local and foreign governmental agencies; major industrial companies; and educational and research institutions in over 30 countries. These customers use the Company's products principally for environmental protection compliance programs.

         The Company intends to continue its sales growth by adapting its existing technologies for new pollution measurement applications and acquiring or developing new related technologies. The Company intends to expand its market share by concentrating a large portion of its marketing efforts in foreign countries, particularly the Peoples' Republic of China.

         The Company's principal executive offices are located at 506 Paula Avenue, Glendale, California 91201, and its telephone number is (818) 247-7601.


         The Company's Common Stock and Common Stock Purchase Warrants are traded in the over-the-counter market and reported on the NASDAQ SmallCap Market System under the symbols "PRCC" and "PRCCW," respectively.



                                  THE OFFERING


Upon Exercise of the Warrants  . . . . . . . . . . . .    2,170,998 shares of Common Stock

Upon Exercise of the Options . . . . . . . . . . . . .      580,000 shares of Common Stock

                                USE OF PROCEEDS

         The Company will receive no proceeds from the sale of the shares of Common Stock underlying the Warrants and the Options, but will receive proceeds upon the exercise of the Warrants and Options. If all of the outstanding Warrants and Options are exercised at exercise prices in a range from $.55 to $2.00 per Warrant or Option, the proceeds to the Company will be approximately $4,202,797. The Company will use the proceeds from the exercise of the Warrants and Options for the following purposes:



                 Application                            Amount         Percent
         -------------------------                    ----------       -------

         Working Capital                              $2,000,000        47.6%

         Research and Development*                     1,202,797        28.6%

         Marketing                                     1,000,000        23.8%
                                                      ----------       -----

                                                      $4,202,797       100.0%

__________________

         *To be used to accelerate two research and development projects, one of which, the development of an innovative continuous emission monitoring system, is in the prototype stage and the other of which involves the development of a flue gas purification system.


                                  RISK FACTORS

         Prospective investors should consider carefully, in addition to the other information contained in and incorporated into this Prospectus and the Registration Statement of which it is a part, the following factors before purchasing the shares of Common Stock offered hereby.


         1. Liquidity. The Company has experienced cash shortages from time to time preventing it from paying its operating expenses on a timely basis or forcing management to raise funds from private sources for equity or debt financing or, if available, bank loans. The Company has historically financed operations through bank borrowings and the issuance of Common Stock in both public and private offerings. Working capital at September 30, 1995, was $2,299,310. The Company has no sources of financing presently except the proceeds of this offering and its bank line of credit in the amount of $200,000. Any amounts borrowed bear interest at the prime rate plus 2% per annum and are due and owing on June 1, 1996. The sum of $150,000 is outstanding as of the date hereof. While the Company is presently seeking to increase its bank line of credit, there can be no assurance that such an increase can be obtained when and if the Company experiences working capital shortages in the future. The sum of $2,000,000, representing 47.6% of the maximum amount of the proceeds which may be received by the Company upon the exercise of the Warrants and Options by the Selling Shareholders, has been allocated for working capital for general corporate purposes. This funding, which is not assured, will result in the dilution of the equity of existing shareholders upon the issuance of shares of Common Stock to the Selling Shareholders who exercise their Warrants or Options. If additional funding is required, it may not be available upon terms acceptable to the Company and/or the Company may be required to forego a substantial interest in its revenues or further dilute the equity of existing shareholders.


         2. Decline in Net Revenues and Gross Profit. The Company's net revenues ($5,129,000) and gross profit for fiscal 1994 decreased significantly as compared to net revenues ($6,622,000) and gross profit for fiscal 1993. These declines were principally because of significant competitive price pressure for the Company's instruments, thus forcing the Company to lower its domestic and foreign bids, reducing the number of the Company's bid awards and reducing the profit margin on the bids awarded to the Company. Also because of these competitive price pressures in the industry, the Company's gross profit decreased from 46% of net revenues in fiscal 1993 to 41% of net revenues in fiscal 1994. Selling, general and administrative expenses increased 19% from $1,635,000 in 1993 to $1,951,000 in 1994 due, primarily, to increased sales and marketing efforts early in the year and additional costs resulting from the move to the Company's larger facility, offset in part by cost reduction efforts begun in the third quarter in reaction to the competitive industry price pressures. Beginning in the third quarter of fiscal 1994, the company implemented certain cost reduction measures in its operating expenses, suspended major new product development efforts and scaled back its efforts to improve or modify existing technologies in response to the competitive price pressures. Although the Company experienced an improvement in revenues and profits in the nine-month period ended September 30, 1995, there can be no assurance that revenues and profits will not decline in the future.


         3. Reliance on One Product Line; Dependence on Major Types of Customers. Approximately 45% of the Company's revenues are derived from the sale of its line of ozone monitors. Any substantial decrease in demand for this product could have a material adverse effect upon the business of the Company. During the fiscal years ended December 31, 1994 and 1993, sales to two multi-customer overseas distributors represented 24% and 21% of net sales, respectively. While there has been no significant change in recent years in the percentage of revenue contributed by foreign and domestic government agencies (approximately 45%), foreign distributors (approximately 45%) and industrial companies and research facilities (10%), a significant loss in the number of government agencies, industrial companies or research agencies which typically purchase the Company's instruments could have a material adverse effect on the Company.


         4. Risks of New Product Line. As part of its expansion strategy, the Company intends to enter the market for continuous emission monitoring systems ("CEMS"), or air pollution instrumentation systems, although it is extremely competitive and the Company's competitors in such market have substantially greater experience and financial resources than the Company. Until recently, the Company's products were not applicable to the source instrumentation market. However, because of new governmental regulations requiring greater accuracy and dilution conditioning as a standard (reducing pollution concentrations to the parts per billion level) for source instrumentation involving a CEMS, the Company's products are now applicable. The Company is not currently able to offer customers a CEMS because it does not manufacture the additional equipment needed to complete the system. The Company commenced a research and development program in July 1992 for the purpose of developing an innovative CEMS which is currently in the prototype stage of development. The sum of $1,202,797 (28.6%) of the proceeds which may be received by the Company from the exercise by the Selling Shareholders of their Warrants or Options, the receipt of which funding is not assured, has been allocated by the Company for research and development, including the continuation of the development of an innovative CEMS. While the Company does not require EPA approval of any of its instruments in order to complete a CEMS, there can be no assurance that the Company's efforts to enter the CEMS market will be successful.


         5. Governmental Approval. The Company must obtain approval by the Environmental Protection Agency of new air pollution monitoring instruments it produces before such instruments can be sold in the United States. Currently, all air pollution monitoring instruments that the Company sells in the United States have received EPA approval. However, if the Company were to invest in the development of new air pollution monitoring instruments in the future that did not receive approval of the EPA, the Company would not be able to sell such instruments in the United States and such inability could have an adverse effect on the Company's business. With the exception of West Germany, no foreign country requires governmental approval of air pollution monitoring instruments. While the Company's ozone and carbon monoxide monitors have received the approval of the West German equivalent of the EPA, the sulfur dioxide monitor is currently being tested. The failure to receive such approval for the Company's other air pollution monitoring instrument(s) would have a material adverse effect on the Company's business efforts in West Germany.

         6. Dependence On Legislation and Regulation. The products developed and manufactured by the Company monitor air pollutants in accordance with standards established generally by federal, state, local and foreign governmental agencies. Changes in legislation or regulations or a relaxation of standards determined by such agencies could adversely affect the market for the Company's products. In 1982 and 1983, the Company experienced a decrease in demand for its products which it attributes to a relaxation in such standards by the federal government.

         7. Competition. Management believes that the Company is the smallest competitor in the ambient air pollution instrumentation market. There are other established firms in the same field, both in the United States and in foreign countries, which have substantially greater experience and financial and personnel resources than does the Company. Furthermore, unlike a number of its principal competitors, the Company is presently unable to offer its customers a CEMS. Therefore, it is subject to the effects of better-financed competitors and their research and development efforts, and price discounting. The Company competes on the basis of technical advances in its products and its reputation among customers as a quality provider of products and services and, to a lesser extent, on the basis of price. Although the Company is not aware of any other company that competes with it in all of its product lines, all of its competitors have resources substantially greater than those of the Company. There are also smaller companies that specialize in a limited number of the types of products manufactured by the Company. The Company's primary competitors in the domestic market are Thermo Instrument Systems, Inc. ("Thermo Instrument Systems"), and Monitor Labs, Inc. ("Monitor Labs"). In the foreign market, the Company's primary competitors are Thermo Instrument Systems, Monitor Labs and Kimoto Instruments Co. of Japan. All of the Company's competitors also offer a wider range of equipment, monitoring additional pollutants, than does the Company.


         8. Technological Obsolescence; Limited Research and Development. The markets served by the Company are characterized by rapid technological advances, downward price pressure in the marketplace as technologies mature, changes in customer requirements and frequent new product enhancements. The Company's business requires substantial ongoing research and development efforts and expenditures, and its future success will depend on its ability to enhance its current products, reduce product costs and develop and introduce new products that keep pace with technological developments in response to evolving customer requirements. The Company's failure to anticipate or respond adequately to technological development or introduction could result in a loss of anticipated future revenues and impair the Company's competitiveness. In the past, the Company has actively engaged in research and development in order to produce new products. A total of 28.6% of the proceeds to be received by the Company upon the exercise of the Warrants and Options, of which there is no assurance, has been allocated for the continuation of the Company's two ongoing research and development projects involving the development of an innovative CEMS and a flue gas purification system. The Company spent only $187,353 of its own funds on research and development, including the foregoing projects, in the nine-month period ended September 30, 1995, and it failed to receive any proceeds from the exercise of the Warrants or Options in fiscal 1995. Research and development costs were $236,000 in 1994 as compared to $303,000 in 1993, a 22% decrease.

         9. Risks of Foreign Sales. During the last three fiscal years, foreign sales have represented approximately 55% to 70% of the Company's total revenue and are expected to represent a significant portion of the Company's future sales. Foreign sales are subject to numerous risks, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, the imposition of product tariffs and the burdens of complying with a wide variety of international and U.S. export laws and differing regulatory requirements. To date, the Company's foreign sales have been transacted in U.S. dollars only. To the extent, however, that future foreign sales are transacted in a foreign currency, the Company would be subject to the risk of losses due to foreign currency fluctuations and difficulties associated with accounts receivable collection.

         10. Reliance on Certain Suppliers. While the Company manufactures many components and subsystems for use in its products, other components, including packaging materials, integrated circuits, microprocessors and minicomputers, are purchased from unaffiliated suppliers. The Company is generally not dependent upon any one supplier for any raw material or component which it purchases, and currently there are available alternative sources for such raw materials and components. The Company is currently dependent, however, on a limited number of vendors with respect to the availability and quality of certain key instrument components, such as printed circuit board designs and lamps. A vendor's inability to supply these components to the Company in a timely fashion, or to the Company's satisfaction, can affect the Company's ability to deliver its instruments on time.


         11. Limited Marketing Capability. The Company's success depends in large part upon its ability to identify and adequately penetrate the markets for its products. As compared to the Company, most of its competitors have much larger budgets for marketing, advertising and promotion. Proceeds in the amount of $1,000,000 (23.8%) from the exercise of Warrants or Options by the Selling Shareholders, the receipt of which cannot be assured, has been allocated for marketing. This amount of additional funding would nevertheless be insufficient to enable the Company to undertake a comprehensive national or foreign marketing and advertising campaign. The Company has historically lacked the financial, personnel and other resources required to compete with its larger, better-financed competitors in marketing its instruments.


         12. Dependence on Key Personnel. Management believes that the Company's success depends in part upon its ability to attract and/or retain highly skilled management, technical and marketing personnel. Loss of the services of Albert E. Gosselin, Jr., President, Chief Executive Officer and Chairman of the Board of Directors of the Company, could adversely affect the development of the Company's business and its ability to realize or sustain profitable operations. However, Mr. Gosselin, together with Cynthia L. Gosselin, the Company's Chief Financial Officer, have employment contracts with the Company. The Company does not maintain key-man life insurance on any of its personnel.

         13. Limited Protection of Intellectual Property and Proprietary Rights. The Company regards all or portions of the designs and technologies incorporated into its products as proprietary and attempts to protect them with a combination of trademark and trade secret laws, employee and third-party nondisclosure agreements and similar means. It has generally been the Company's policy to proceed without patent protection since it is management's belief that the disclosure requirements of the federal patent laws provide competitors with easy access to the secrets of rapidly changing technology. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of the Company's products or to "reverse engineer" or otherwise obtain and use to the Company's detriment information which the Company regards as proprietary. Moreover, the laws of some foreign countries do not afford the same protection to the Company's proprietary rights as do U.S. laws. There can be no assurance, therefore, that any of these protections will be adequate or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

         14. Absence of Products Liability Insurance. The Company does not maintain products liability insurance since it does not perceive a risk of liability to which it may be exposed. The Company has never had a products liability claim; however, in the event that the Company experiences a material liability as a result of a products liability claim, such a liability could have a material adverse effect on the Company.

         15. Possible Volatility of Stock Price. The trading price of the Company's Common Stock has from time to time fluctuated widely and in the future may be subject to similar fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, general conditions in the air pollution monitoring industry in which the Company competes and other events or factors. In addition, in recent years broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Common Stock. In addition, sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the future trading price of the Common Stock. (See "MARKET INFORMATION.")


         16. Possible Dilutive Effect and Other Disadvantages of Outstanding Warrants and Options. As of the date hereof, there are an aggregate of 2,750,998 shares of Common Stock reserved for issuance upon the exercise of outstanding Warrants and Options currently exercisable at prices in a range from $.55 to $2.00. Unless the exercise period of Warrants exercisable to purchase 2,105,998 of such shares of Common Stock is extended, of which there is no assurance, the exercise period of all such Warrants terminates on March 29, 1996, and they will expire, become void and be of no further force or effect at 5:00 p.m., Pacific time, on March 29, 1996. (See "DESCRIPTION
OF SECURITIES.") To the extent that the trading price of the Common Stock at the time of the exercise of any such Warrants or Options exceeds the exercise price, such exercise will have a dilutive effect on the Company's shareholders. In connection with the Underwriter's Unit Purchase Warrant (see "DESCRIPTION OF SECURITIES - Underwriter's Warrants"), the Company has undertaken to amend this Prospectus, as required, in order to maintain an effective registration statement to cover the offer and sale of the Common Stock, Underwriter's Warrants and Common Stock issuable upon the exercise of the Underwriter's Warrants. The cost to the Company of maintaining such registration could be substantial and could adversely affect the Company's ability to obtain financing.


         17.     Dividend Po1icy.   The Company plans to retain earnings for
the purpose of expanding business opportunities and does not believe it will pay dividends to its shareholders in the foreseeable future. Investors should refrain from purchasing the shares of Common Stock offered hereby if they anticipate the need for immediate or future income from dividends. (See "DESCRIPTION OF SECURITIES - Capital Stock - Common Stock.")


         18. Market Price of Common Stock Substantially Below Warrant Exercise Prices. The high closing bid quotation (which was identical to the low closing bid quotation) in the over-the-counter market reported by the relevant market makers for the Common Stock was $.63 on December 19, 1995. Except for an aggregate of 530,000 shares of the Company's Common Stock issuable upon the exercise of certain options at prices in a range from $.55 to $.70 per share, all of the Company's outstanding Warrants and Options are exercisable at exercise prices ranging from $1.38 to $2.00. Accordingly, unless the Company's Common Stock trades in the over-the-counter market at prices substantially higher than current market prices prior to the expiration of the exercise periods on or prior to March 29, 1996, of most of the Company's outstanding Warrants and Options, they will expire worthless and the Company will receive no funds, or only limited funds, from the exercise by the Selling Shareholders of their Warrants or Options, if any.



                              PLAN OF DISTRIBUTION

         The shares of Common Stock may be offered and sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making determinations with respect to the timing, manner and size of each offer or sale. Such sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions.

         The Selling Shareholders may sell shares of Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) in the over-the-counter market. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Shareholders and/or commissions from purchasers of shares of Common Stock for whom they may act as agent. The Selling Shareholders and any broker-dealers or agents which participate in the distribution of Common Stock by them might be deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         In offering the shares of Common Stock, the Selling Shareholders and any broker-dealers and any other participating broker-dealers which execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         Rule 10b-2 under the Exchange Act prohibits persons who are participating in or financially interested in a distribution of securities from making payments to another person for the solicitation of a third party to purchase the securities that are the subject of the distribution, except that Rule 10b-2 does not apply, among other exceptions, to brokerage transactions not involving the solicitation of customer orders. Rule 10b-6 under the Exchange Act prohibits participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

         The public offering of the Common Stock by the Selling Shareholders will terminate on the date on which all shares of Common Stock offered hereby have been sold by the Selling Shareholders, or on such earlier date on which the Company files a post-effective amendment which de-registers all shares of Common Stock then remaining unsold.


         The Company will pay certain expenses incidental to the offering and sale of the shares of Common Stock to the public estimated to be approximately $28,897. The Company will not pay for, among other expenses, selling expenses, underwriting discounts or fees and expenses of counsel for the Selling Shareholders.

         To the extent required at the time a particular offer of Common Stock by the Selling Shareholders is made, a supplement to this Prospectus will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for shares of Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed to dealers, including the proposed selling price to the public.

         The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.


                               MARKET INFORMATION


        The Company's Common Stock and Common Stock Purchase Warrants are traded over-the-counter and reported on the NASDAQ SmallCap Market System under the symbols "PRCC" and "PRCCW," respectively. Set forth below are the high and low closing bid quotations in the over-the-counter market for the Common Stock and the Common Stock Purchase Warrants as reported by the relevant market makers for fiscal years l994 and 1993 and the quarters ended March 31, June 30 and September 30, 1995. The high closing bid quotation (which was identical to the low closing bid quotation) in the over-the-counter market reported by the relevant market makers on December 19, 1995, was $.63 for the Common Stock and $.03 for the Common Stock Purchase Warrants. Quotations represent inter-dealer quotations, without adjustment for retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.




                         Fiscal 1995                 Fiscal 1994                Fiscal 1993
Quarter Ended        High Bid    Low Bid         High Bid    Low Bid        High Bid    Low Bid
-------------        -------------------         -------------------        -------------------
Common Stock:
March 31               $ .69      $.62             $2.38      $1.50          $2.50       $1.12
June 30                  .91       .59              1.95       1.25           2.12        1.25
September 30            1.22       .62              1.25        .75           2.00        1.50
December 31              .88       .56               .78        .44           1.75        1.18

Warrants:
March 31                $.12      $.09               .63        .19            .75         .21
June 30                  .16       .09               .41        .13            .56         .25
September 30             .16       .09               .25        .13            .53         .37
December 31              .10       .03               .19        .06            .37         .09



         As of December 19, 1995, the number of shareholders of record of the Company's Common Stock was 810. The Company has never paid or declared any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future.


         The Company cannot predict the market price for the Common Stock upon the commencement or the completion of this offering. Since the market for the Company's Common Stock is thinly traded, the exercise of the Warrants and Options and sales of the underlying shares of Common Stock could cause the Common Stock to trade at levels lower than would otherwise be anticipated.

                           DESCRIPTION OF SECURITIES

Capital Stock

         The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, no par value per share (the "Common Stock"), and 20,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock").


        Common Stock. All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares of Common Stock. Cumulative voting in the election of directors is permitted; however, cumulative voting may occur only if a shareholder announces his intention to cumulate his votes prior to the voting, in which case all shareholders may cumulate their votes. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable. Holders of the shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock, as may be declared by the Board of Directors out of funds legally available therefor. As of December 19, 1995, there were 6,932,662 shares of Common Stock issued and outstanding held of record by 810 shareholders. The Common Stock is traded over-the-counter and reported on the NASDAQ SmallCap Market System under the symbol "PRCC."


         Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor.
The Company has not paid any dividends on its Common Stock and currently intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

         Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof shall be established by the Board of Directors, except that no holder of Preferred Stock shall have preemptive rights. The Company has no outstanding Preferred Stock, and the Board of Directors does not plan to issue any for the foreseeable future unless the issuance thereof shall be in the best interests of the Company.

Warrants


         The following description of the warrants (the "Warrants") issued as part of the units (the "Units") in the Company's public offering in 1989 (the "Public Offering") of 1,453,497 Units, each Unit including one share of Common Stock and one Warrant exercisable to purchase one share of Common Stock at an exercise price of $1.75 per share, by J.W. Gant & Associates, Inc. (the "Underwriter") is a brief summary of certain provisions of the Warrants and is qualified in its entirety by the more detailed provisions of the Warrant Agreement between the Company and OTR, Inc., as Warrant Agent, a copy of which is incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 33-26558) of Dasibi Environmental Corp., dated January 17, 1989. The Warrants are traded in the over-the-counter market and reported on the NASDAQ SmallCap Market system under the symbol "PRCCW."

         The holder of each Warrant is entitled to receive one share of Common Stock for an exercise price of $1.75 per share. The Company extended, on June 3 and August 27, 1992, on June 6, 1994, and on October 17, 1995, the exercise period of the Warrants, which were initially exercisable through June 29, 1992. As a result of the last extension, the Warrants are now exercisable on or prior to the expiration thereof on March 29, 1996. The shares of Common Stock, when issued upon the exercise of the Warrants in accordance with the terms thereof, will be fully-paid and nonassessable.


         The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers, consolidations and the issuance of Common Stock or the issuance of options or rights to subscribe for or securities convertible into or exchangeable for Common Stock at a price below the exercise price, except that there will be no adjustment for the issuance of Common Stock upon the exercise of options granted pursuant to the Employees' Incentive Stock Option Plan.

         The Company is not required to issue fractional shares of Common Stock and, in lieu thereof, will make a cash payment based upon the current market value of such fractional share (determined as the last reported sales price of the Common Stock on NASDAQ, as of the business day prior to the date of exercise). The holder of a Warrant will not possess any rights as a shareholder of the Company unless and until he exercises his Warrant.

Underwriter's Warrants


         The Company sold to the Underwriter for $130 a warrant (the "Unit Purchase Warrant") to purchase up to 130,000 units in connection with the Public Offering. The units subject to the Unit Purchase Warrant were identical to the Units sold in the Public Offering, except that the warrants included therein, together with the additional warrants issued pursuant to the anti-dilution provisions contained in the Unit Purchase Warrant (the "Underwriter's Warrants"), are not subject to redemption by the Company. The Underwriter exercised its Unit Purchase Warrant at a price of $2.10 per unit to purchase 130,000 units, including 130,000 shares of the Company's Common Stock and 130,000 Underwriter's Warrants exercisable to purchase 130,000 shares of Common Stock. Because of the anti-dilution provisions contained in the Unit Purchase Warrant providing for adjustment of the exercise price thereof upon the occurrence of certain events, including recapitalizations, reclassifications, stock dividends, stock splits, stock combinations or similar transactions, the Underwriter received Underwriter's Warrants exercisable to purchase 522,501 shares of the Company's Common Stock in addition to the Underwriter's Warrants exercisable to purchase 130,000 shares of Common Stock received by the Underwriter upon exercise of the Unit Purchase Warrant. In addition, the Unit Purchase Warrant provided for reduction of the exercise price thereunder to any lower price for which shares of Common Stock are issued or at which any warrants, options or other rights to purchase Common Stock are exercisable. The Company agreed to an undertaking in connection with the Public Offering to amend the Prospectus, as required, in order to maintain an effective registration statement to cover the offer and sale by the Underwriter of any units, Common Stock and/or Underwriter's Warrants received by it. The Underwriter's Warrants contained in the units received by the Underwriter upon the exercise of its Unit Purchase Warrant, together with the additional Underwriter's Warrants received by the Underwriter as a result of the anti-dilution provisions contained in the Underwriter's Unit Purchase Warrant, which are exercisable altogether to purchase an aggregate of 652,501 shares of the Company's Common Stock at an exercise price of $1.75 per share, have since been sold, assigned or otherwise transferred by the Underwriter to third parties. The exercise period of the Underwriter's Warrants has been extended through March 29, 1996.

Miscellaneous Warrants

         On August 31, 1993, the Company granted to The Equity Group Inc., a public relations firm, a warrant exercisable on or prior to August 31, 1998, to purchase 60,000 shares of the Company's Common Stock at an exercise price of $1.70 per share. On November 8, 1993, the Company granted a warrant exercisable on or prior to November 7, 1998, to purchase 5,000 shares of the Company's Common stock at an exercise price of $2.00 per share, to Mr. Edward
G. Lowell. The brief descriptions of certain provisions of the warrants set forth hereinabove are qualified in their entirety by the more detailed provisions of the warrants, copies of which are attached to the Registration Statement of which this Prospectus is a part as Exhibits 4.29 and 4.36, and are incorporated herein by this reference.


Transfer Agent, Registrar and Warrant Agent

         OTR, Inc., 1130 Southwest Morrison, Suite #250, Portland, Oregon 97205, is the Transfer Agent and Registrar for the Common Stock and the Warrant Agent for the Warrants.

Options

         On May 28, 1991, the Company granted options exercisable on or prior to May 28, 2001, to purchase an aggregate of 145,000 shares of Common Stock at an exercise price of $.55 per share to the following individuals, as follows:
(i) Lee Sion - 50,000 shares; (ii) Albert E. Gosselin, Jr. - 50,000 shares; and (iii) Gary Dudley - 45,000 shares. Mr. Sion is the record owner of approximately 7.2% (including the aforementioned options) of the issued and outstanding shares of the Company's Common Stock and Messrs. Gosselin and Dudley are executive officers and/or directors of the Company. The terms and conditions of the options are more fully described in the Stock Option Agreements dated May 28, 1991, with the respective optionees named hereinabove, copies of which are incorporated herein by reference to Exhibits 10.13 through
10.15 to the Company's Transition Report on Form 10-K for the transition period ended June 30, 1991. The foregoing brief description of certain provisions of the options is qualified in its entirety by the more detailed provisions of the Stock Option Agreements.


        On June 29, 1995, the Company granted options exercisable on or prior to June 28, 2000, to purchase an aggregate of 185,000 shares of Common Stock at an exercise price of $.63 per share to the following individuals, as follows:
(i) Albert E. Gosselin, Jr. - 40,000 shares; (ii) Cynthia L. Gosselin - 20,000 shares; (iii) Barbara L. Gosselin - 20,000 shares; (iv) Gary L. Dudley -
20,000 shares; (v) Marcia Smith - 20,000 shares; (vi) Craig E. Gosselin - 20,000 shares; (vii) Gary L. Dudley - 20,000 shares; (viii) Keith Gosselin - 20,000 shares; (ix) Mike Chu - 10,000 shares; (x) Kimberly Chiu - 10,000 shares; and (xi) Tolly Smith - 5,000 shares. Mr. Craig E. Gosselin and Mesdames Cynthia L. Gosselin, Barbara L. Gosselin and Marcia Smith, in addition to Messrs. Albert E. Gosselin, Jr., and Gary L. Dudley, are all executive officers and/or directors of the Company. Messrs. Keith Gosselin, Chu and Smith and Ms. Chiu are all employees of the Company. The terms and conditions of the options are more fully described in the Option Agreements dated June 29, 1995, with the respective optionees named hereinabove, copies of which are incorporated herein by reference to Exhibits 4.40 through 4.49 to this Registration Statement on Form S-3 (Registration No. 33-60035).


         The Company also has an option outstanding exercisable by Randy Foy, an employee of the Company, to purchase, at an exercise price of $1.38 per share, 25,000 shares of Common Stock of the Company on or prior to June 30, 1997. The foregoing brief description of this option is qualified in its entirety by reference to the more detailed provisions of the Option to Purchase

25,000 Shares of Common Stock of Pollution Research and Control Corp., dated as of July 1, 1994, a copy of which is incorporated herein by reference to
Exhibit 4.37 to the Registration Statement on Form S-3 of which this Prospectus forms a part.



         The Company issued another option exercisable by Randy Foy to purchase an additional 25,000 shares of Common Stock at an exercise price of $1.38 per share on or prior to June 30, 1998. The terms and conditions of this option are more fully described in the Option Agreement dated July 1, 1995, a copy of which is incorporated herein by reference to Exhibit 4.50 to this Registration Statement on Form S-3.

         The Company granted an option to J. Paul Consulting Corp. on July
18, 1995, exercisable to purchase an aggregate of 200,000 shares of the Company's Common Stock on or prior to January 18, 1996, at an exercise price of $.70 per share. the foregoing brief description of certain provisions of the option is qualified in its entirety by the more detailed provisions of the Stock Option Agreement, a copy of which is incorporated herein by reference to
Exhibit 4.51 to the Company's Registration Statement on Form S-3 of which this Prospectus is a part.



                                LEGAL MATTERS

         Certain legal matters in connection with the validity of the issuance of the shares of Common Stock of Common Stock being offered hereby will be passed upon for the Company by Patricia Cudd & Associates, 50 South Steele Street, Suite #222, Denver, Colorado 80209.



                                    EXPERTS

         The financial statements of the Company are incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994. Such financial statements have been audited by Greenberg & Jackson, an Accountancy Corporation, independent auditors, as stated in their report which is incorporated herein by reference.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is an itemized statement of the expenses incurred in connection with this Registration Statement and the issuance and distribution of the shares of Common Stock being registered hereby. All such expenses will be paid by the Company.


         Securities and Exchange Commission registration fee  . . . . . .  $   695
         NASD fee . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $   702
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . .  $12,500
         Accounting fees and expenses . . . . . . . . . . . . . . . . . .  $ 3,000
         Blue sky fees and expenses . . . . . . . . . . . . . . . . . . .  $ 4,000
         Transfer agent fees and expenses . . . . . . . . . . . . . . . .  $ 3,000
         Printing, electronic filing and engraving expenses . . . . . . .  $ 3,000
         Miscellaneous expenses . . . . . . . . . . . . . . . . . . . . .  $ 2,000
                                                                           -------
         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $28,897



All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Articles of Incorporation, as amended, provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to the Company and its shareholders as permitted by California law; and (ii) permit the indemnification by the Company to the fullest extent under California law. At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought. Section 317 of the California Corporations Code, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

         "(a)    For the purposes of this section, "agent" means any person who is or was a director officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (3) of subdivision (e).

         (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor, an action brought under Section 9243, or an action brought by the Attorney General pursuant to Section 9230) by reason of the fact that such person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

         (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation, or brought under
Section 9243, or brought by the Attorney General pursuant to Section 9230, to procure a judgment in its favor by reason of the fact that such person is or was an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if the person acted in good faith, in a manner in which such person believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person in a like position would use under similar circumstances. No indemnification shall be made under this subdivision:

                 (1) In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation in the performance of such person's duty to the corporation, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall determine;

                 (2) Of amounts paid in settling or otherwise disposing of a threatened or pending action, with or without court approval; or

                 (3) Of expenses incurred in defending a threatened or pending action which is settled or otherwise disposed of without court approval unless it is settled with the approval of the Attorney General.

         (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

         (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in either subdivision (b) or (c) by:

                 (1) A majority vote of a quorum consisting of directors who are not parties to such proceedings;

                 (2) Approval of the members (Section 5034), with the persons to be indemnified not being entitled to vote thereon; or

                 (3) The court in which such proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is approved by the corporation.

         (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount unless it shall be determined ultimately that the agent is entitled to be indemnified as authorized in this section.

         (g) No provision made by a corporation to indemnify its or its subsidiary's directors or officers for the defense of any proceeding, whether contained in the articles, bylaws, a resolution of members or directors, an agreement or otherwise, shall be valid unless consistent with this section. Nothing contained in this section shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

         (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (3) of subdivision
(e), in any circumstances where it appears that:

                 (1) It would be inconsistent with a provision of the articles, bylaws, a resolution of the members or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                 (2) It would be inconsistent with any condition expressly imposed by a court in approving a settlement.

         (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against such liability under the provisions of this section; provided, however, that a corporation shall have no power to purchase and maintain such insurance to indemnify any agent of the corporation for a violation of Section 9243.

         (j) This section does not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person's capacity as such, even though such person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such trustee, investment manager or other fiduciary to the extent permitted by subdivision (f) or Section 207."


ITEM 16. EXHIBITS.

         The Exhibit Index commences on page 24.


ITEM 17. UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that the undertakings set forth in paragraphs
(a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with Section 13 or 15(d) of the Securities and Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    January 12, 1996             POLLUTION RESEARCH AND CONTROL CORP.
                                                (Registrant)



                                    By: /s/ Albert E. Gosselin, Jr.
                                            ----------------------------------
                                            Albert E. Gosselin, Jr.,
                                            President, Chief Executive Officer
                                            and Chairman of the Board of
                                            Directors

Date:    May 26, 1995                  /s/ Gary L. Dudley
                                       --------------------------------------
                                       Gary L. Dudley, Director



Date:    May 26, 1995                  /s/ Marcia Smith
                                       --------------------------------------
                                       Marcia Smith, Director



Date:    May 26, 1995                  /s/ Craig E. Gosselin
                                       --------------------------------------
                                       Craig E. Gosselin, Director

                                 EXHIBIT INDEX

         The following Exhibits are filed as part of this Registration Statement on Form S-3 or are incorporated herein by reference.


 ITEM
NUMBER                                    DESCRIPTION
------          ---------------------------------------------------------------
4.1             Form of Warrant Agreement. (Incorporated herein by reference to
                Exhibit 4.1 to the Registration Statement on Form S-1  (File No.
                33-26558) of Pollution Research and Control Corp., dated
                January 17, 1989.)

4.2 Form of Unit Purchase Warrant. (Incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-1 (File No.
                33-26558) of Pollution Research and Control Corp., dated
                January 17, 1989.)

4.3 Form of Stock Purchase Warrant. (Incorporated herein by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No.
                33-26558) of Pollution Research and Control Corp., dated
                January 17, 1989.)

4.4             Warrant to Purchase 7,500 shares of Common Stock issued to Frost
                & Company P.S. on February 10, 1987.  (Incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-1
                (File No. 33-26558) of Pollution Research and Control Corp., dated
                January 17, 1989.)

4.5             Stock Option Agreement, dated May 28, 1991, between Pollution
                Research and Control Corp. and Lee Sion. (Incorporated herein by reference to Exhibit 10.14 to the Transition Report on Form 10-K for the transition period ended June 30, 1991.)

4.6             Stock Option Agreement, dated May 28, 1991, between Pollution
                Research and Control Corp. and Albert E. Gosselin, Jr.
                (Incorporated herein by reference to Exhibit 10.15 to the Transition
                Report on Form 10-K for the transition period ended June 30,
                1991.)

4.7             Stock Option Agreement, dated May 28, 1991, between Pollution
                Research and Control Corp. and Gary L. Dudley. (Incorporated herein by reference to Exhibit 10.13 to the Transition Report on Form 10-K for the transition period ended June 30, 1991.)

4.8 Agreement, dated March 5, 1992, between Pollution Research and Control Corp. and Lee Sion. (Incorporated herein by reference to Exhibit 10.27 to the Annual Report on Form 10-K for the fiscal year ended December 31, 1992.)

4.9             Warrant to Purchase 40,000 Shares of Common Stock of Pollution
                Research and Control Corp., dated January 22, 1990, issued to
                Marty Williams.

4.10            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Marty Williams, dated effective June
                6, 1994.

4.11            Warrant to Purchase 202,500 Shares of Common Stock of Pollution
                Research and Control Corp., dated December 2, 1991, issued to
                CSC Industries, Inc. and affiliated companies Pension Plans
                Trust.

4.12            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of CSC Industries, Inc. and affiliated companies Pension Plans Trust, dated effective June 6, 1994.

4.13            Warrant to Purchase 67,500 Shares of Common Stock of Pollution
                Research and Control Corp., dated December 8, 1991, issued to
                Richard M. Molinsky.

4.14            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Richard M. Molinsky, dated effective June 6, 1994.

4.15            Warrant to Purchase 135,000 Shares of Common Stock of Pollution
                Research and Control Corp., dated December 11, 1991, issued to
                Kingsley & Co. (formerly Global Environment Fund).

4.16            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Kingsley & Co. (formerly Global
                Environment Fund), dated effective June 6, 1994.

4.17            Warrant to Purchase 67,500 Shares of Common Stock of Pollution
                Research and Control Corp., dated December 13, 1991, issued to
                Robert Tantleff.

4.18            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of A. Robert Tantleff, dated effective
                June 6, 1994.

4.19            Warrant to Purchase 101,250 Shares of Common Stock of
                Pollution Research and Control Corp., dated December 16, 1991, issued to Stanley Becker.

4.20            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Stanley Becker, dated effective
                June 6, 1994.

4.21            Warrant to Purchase 27,000 Shares of Common Stock of
                Pollution Research and Control Corp., dated December 16, 1991, issued to John Kilmartin.

4.22            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of John Kilmartin, dated effective June
                6, 1994.

4.23            Warrant to Purchase 74,250 Shares of Common Stock of
                Pollution Research and Control Corp., dated December 16, 1991, issued to Bruce Lynch.

4.24            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Bruce Lynch, dated effective June
                6, 1994.

4.25            Warrant to Purchase 25,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Michael Young dated May 24, 1991.

4.26            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Michael Young, dated effective June
                6, 1994.

4.27            Warrant to Purchase 12,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Kennedy Capital Management dated
                November 26, 1991.

4.28            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Kennedy Capital Management, dated effective June 6, 1994.

4.29            Pollution Control and Research Corp. Common Stock Purchase
                Warrant for the Purchase of 60,000 Shares of The Equity Group
                Inc. dated August 31, 1993.

4.30            Warrant to Purchase 7,500 Shares of Common Stock of Pollution
                Research and Control Corp. of Stanley Becker dated November 8,
                1993.

4.31            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Stanley Becker, dated effective June 6, 1994.

4.32            Warrant to Purchase 5,500 Shares of Common Stock of Pollution
                Research and Control Corp. of Bruce Lynch dated November 8,
                1993.

4.33            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Bruce Lynch, dated effective June 6,
                1994.

4.34            Warrant to Purchase 7,500 Shares of Common Stock of Pollution
                Research and Control Corp. of Robert Tantleff dated November 8,
                1993.

4.35            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Robert Tantleff, dated effective June 6, 1994.

4.36            Warrant to Purchase 5,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Edward G. Lowell dated November
                8, 1993.

4.37            Option to Purchase 25,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Randy Foy dated as of July 4, 1994.

4.38            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Frost and Company P.S., dated effective February 9, 1992.

4.39            Amendment to Warrant to Purchase Common Stock of Pollution
                Research and Control Corp. of Kial, Ltd., dated effective
                January 9, 1992.

4.40*           Option to Purchase 40,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Albert E. Gosselin, Jr., dated as of June 29, 1995.

4.41*           Option to Purchase 20,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Cindy Gosselin dated as of June 29, 1995.

4.42*           Option to Purchase 20,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Barbara L. Gosselin dated as of
                June 29, 1995.

4.43*           Option to Purchase 20,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Gary L. Dudley dated as of
                June 29, 1995.

4.44*           Option to Purchase 20,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Marcia Smith dated as of June 29, 1995.

4.45*           Option to Purchase 20,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Craig E. Gosselin dated as of
                June 29, 1995.

4.46*           Option to Purchase 20,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Keith Gosselin dated as of June 29, 1995.

4.47*           Option to Purchase 10,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Mike Chu dated as of June 29,
                1995.

4.48*           Option to Purchase 10,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Kimberly Chiu dated as of June 29, 1995.

4.49*           Option to Purchase 5,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Tolly Smith dated as of June 29, 1995.

4.50*           Option to Purchase 25,000 Shares of Common Stock of Pollution
                Research and Control Corp. of Randy Foy dated as of July 1,
                1995.

4.51*           Option to Purchase 200,000 Shares of Common Stock of Pollution
                Research and Control Corp. of J. Paul Consulting Corp. dated effective July 18, 1995.

5.0             Opinion and Consent of Patricia Cudd & Associates.

23.1            Consent of Patricia Cudd & Associates (included in Exhibit 5.0 hereto).

23.2 Consent of Greenberg & Jackson, an Accountancy Corporation, independent auditors.

25.0            Power of Attorney (included on the signature page hereto).


------------------
*        Filed herewith.